EXHIBIT 23




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40151) pertaining to the Fourth Amended and Restated 1989 Stock Option Plan of Silgan Holdings Inc. of our report dated January 28, 2003, except for the second and third paragraphs of Note 20, as to which the date is March 3, 2003, and for the fourth paragraph of Note 20, as to which the date is March 28, 2003, with respect to the consolidated financial statements and schedules of Silgan Holdings Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                                                           /s/ Ernst & Young LLP


Stamford, Connecticut
March 28, 2003